UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

John Bean Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive

Chicago, Illinois 60601

(Address of Principal executive offices, including Zip Code)

(312) 861-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01.	Other Events

On September 15, 2009, John Bean Technologies Corporation (the “Company”) announced to its employees that the Compensation Committee of the Company’s Board of Directors has authorized amendments to the John Bean Technologies Corporation Salaried Employees’ Equivalent Retirement Plan (the “SERP”) and the John Bean Technologies Corporation Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan (the “JBT Pension Plan”) for U.S. employees, both effective January 1, 2010, to discontinue future benefit accruals for active non-union employees who are participants under those plans as of December 31, 2009. Additionally, the SERP and the JBT Pension Plan were amended to freeze any future participation in such plans by non-union employees as of January 1, 2010.

No employees will lose their previously earned and vested pension benefit as a result of the amendments to the SERP and the JBT Pension Plan, and such previously earned and vested pension benefits will be paid to the employee after retirement in accordance with the terms of the SERP and the JBT Pension Plan. Current retirees of the Company are not impacted by the changes to the SERP and the JBT Pension Plan.

In addition to the amendments to the SERP and the JBT Pension Plan, the Company announced to its employees on September 15, 2009 that the Compensation Committee of the Company’s Board of Directors has authorized an amendment to the JBT Corporation Savings and Investment Plan (the “401(k) Plan”) for U.S. employees. The amendment, which will become effective on January 1, 2010, provides for the Company to make non-elective 3% contributions with immediate vesting to all eligible non-union employees during each year in which the Company elects to continue operating the 401(k) Plan as a Safe Harbor 401(k) Plan (as defined in the amendment to the 401(k) Plan attached hereto). The 3% Company non-elective contribution will be in addition to the current Company match (of up to 5%) that vests over time.

These amendments to the SERP, the JBT Pension Plan and the 401(k) Plan are being made in an attempt to reduce the future financial risk arising from the Company’s retirement program and provide a competitive and sustainable retirement program that allows the Company to successfully attract and retain a skilled workforce. These amendments are currently estimated to result in a net reduction in costs in 2010 compared to 2009 of approximately $2.0 million on an after-tax basis. The actual net cost reduction realized in 2010 could differ from this estimate due to changes in the actuarially determined gains and losses as of December 31, 2009 from current estimates. The estimated cost savings relate primarily to the absence of service-related costs for the SERP and JBT Pension Plan, and are partially offset by the addition of the non-elective 3% contribution to the 401(k) Plan. The net reduction in costs also includes an interest-related component based on a reduction in projected benefit obligations associated with the SERP and JBT Pension Plan. The Company does not anticipate any near term changes in cash funding requirements for the JBT Pension Plan related to these amendments.

The executed amendment to the SERP is attached hereto as Exhibit 10.1, the executed amendment to the JBT Pension Plan is attached hereto as Exhibit 10.2 and the executed amendment to the 401(k) Plan is attached hereto as Exhibit 10.3, and each such amendment is incorporated herein by reference.

Item 9.01(d).	Financial Statements and Exhibits

Exhibit No.	Description
10.1	First Amendment of John Bean Technologies Corporation Salaried Employees’ Equivalent Retirement Plan.

10.2	First Amendment of John Bean Technologies Corporation Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan.

10.3	Second Amendment of JBT Corporation Savings and Investment Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN BEAN TECHNOLOGIES CORPORATION

	By:	/s/ Ronald D. Mambu
Dated: September 15, 2009	Name:	Ronald D. Mambu
	Title:	Vice President, Chief Financial Officer, Treasurer and Controller